AMENDMENT NO. 1 TO BY-LAWS OF

                   OPPENHEIMER QUEST GLOBAL VALUE FUND, INC.


1. The By-Laws of Oppenheimer Quest Global Value Fund, Inc., a Maryland corporation (the "Fund"), are hereby amended by replacing Section 5 of Article II thereof with the following:

            Section 5. RECORD DATE FOR MEETINGS. The board of directors may fix in advance a date not more than one hundred and twenty days, nor less than ten days, prior to the date of any annual or special meeting of the stockholders as a record date for the determination of the stockholders entitled to receive notice of, and to vote at any meeting and any adjournment thereof; and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to receive notice of and to vote at such meeting and any adjournment thereof, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

2. The By-Laws of the Fund, as amended by this Amendment No. 1, hereby remain in full force and effect.

      IN WITNESS WHEREOF, I hereby set my hand as of this 4th day of February, 1997.




                                          ---------------------------
                                                Andrew J. Donohue
                                                   Secretary

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